Exhibit 99.1

Adtalem Global Education Completes Divestiture of Financial Services Segment

CHICAGO--(BUSINESS WIRE)--March 10, 2022--Adtalem Global Education (NYSE: ATGE), a leading healthcare educator, announced today that it has completed the divestiture of its Financial Services segment, which includes ACAMS (Association of Certified Anti-Money Laundering Specialists), Becker Professional Education and OnCourse Learning, to a consortium of Wendel Group and Colibri Group in an all-cash transaction for $1 billion.

Wendel Group, based in Paris, is one of Europe’s largest listed investment firms. Colibri Group, a Gridiron Capital company based in St. Louis, helps millions of professionals manage and advance their careers through online learning solutions.

“We are incredibly proud of our Financial Services segment and the growth and impact it has achieved over the last several years. I am confident that these brands and businesses will continue to thrive under new ownership,” said Steve Beard, president and CEO, Adtalem Global Education. “The completion of this transaction is a catalyst for our go-forward strategy to be the leading provider of professional talent to the healthcare industry. Through our sharpened focus, strengthened balance sheet, and clarity of purpose, we are well-positioned to deliver substantial value to all our stakeholders.”

As previously announced, the company will deploy approximately $770 million of the approximate $820 million in net proceeds from the divestiture to pay down debt. The company anticipates annualized interest expense savings of approximately $40 million as a result of paying down $770 million in debt, which it intends to do within 30 days.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE) is a leading healthcare educator and provider of professional talent to the healthcare industry. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to their communities. Adtalem is the parent organization of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem and its institutions have more than 10,000 employees and a network of more than 275,000 alumni. Adtalem was named one of America’s Most Responsible Companies 2021 by Newsweek, and one of America’s Best Employers for Diversity 2021 by Forbes. Follow Adtalem on Twitter @adtalemglobal, LinkedIn or visit Adtalem.com for more information.

About Colibri Group

Colibri Group is building the future of professional education. Today, millions of licensed professionals start and advance their careers through the company’s online and in-person learning solutions for licensing, continuing education, test preparation and professional development. Headquartered in St. Louis, Missouri, Colibri Group provides a holistic learning experience for students and professionals to achieve more and thrive throughout their careers in real estate, financial services, teacher education, healthcare, valuation and property services, among other professions. Visit colibrigroup.com for more information.

About Wendel

Wendel is one of Europe’s leading listed investment firms. The Group invests in Europe and North America in companies which are leaders in their field, such as Bureau Veritas, Tarkett, Stahl, IHS Towers, Constantia Flexibles, and Crisis Prevention Institute. Wendel often plays an active role as a controlling or significant shareholder in its portfolio companies. Wendel seeks to implement long-term development strategies, which involve boosting growth and margins of companies so as to enhance their leading market positions. For more information: wendelgroup.com

Contacts

Investor Contact
Chandrika Nigam
Chandrika.Nigam@Adtalem.com
312-681-3209

Media Contact
Kelly Finelli
Kelly.Finelli@adtalem.com
872-270-0230